Heritage-Crystal Clean, Inc. Announces Record Third Quarter 2021 Financial Results

Third Quarter Highlights Include:

•Net income was $18.5 million; up significantly compared to net income of $4.0 million in the third quarter of 2020. This was the second straight quarter of record net income.

•Basic earnings per share was $0.79 for the quarter, up significantly from $0.17 for the third quarter of 2020. This marks the second straight quarter of record earnings per share.

•Oil Business segment revenue of $50.8 million represents a record high compared to all previous quarters, and an increase of 105.9% from the year-ago quarter.

•Oil Business segment profit before corporate selling, general, and administrative expenses was a record $21.8 million with record operating margin of 42.8%.

•Environmental Services segment revenue was a third-quarter record $72.3 million, an increase of 15.9% from the year-ago quarter.

•EBITDA for the quarter was a record $30.6 million, the fourth consecutive quarter of record-setting EBITDA.

ELGIN, IL, October 20, 2021 — Heritage-Crystal Clean, Inc. (Nasdaq: HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the third quarter which ended September 11, 2021.

Third Quarter Review

Revenue for the third quarter of 2021 was $123.2 million compared to $87.1 million for the same quarter of 2020, an increase of 41.4%.

Overall Operating Margin jumped to 31.7%, driven primarily by the Oil Business segment, compared to 2020 third quarter operating margin which was 17.8%. Our third quarter corporate SG&A expense was $13.3 million, or 10.8% of revenue, compared to $9.4 million, or 10.8% of revenue, for the third quarter of 2020.

Net income for the third quarter was $18.5 million compared to net income of $4.0 million in the year-ago quarter. Basic earnings per share was $0.79 compared $0.17 in the year-ago quarter.

President and CEO Brian Recatto commented, "We are very excited with our overall results for the third quarter. We are also pleased that both segments again made positive contributions to help achieve record-setting results for the fourth straight quarter."

Segments

Our Environmental Services segment includes parts cleaning, containerized waste, wastewater vacuum, antifreeze recycling, and field services. Environmental Services revenue was $72.3 million during the quarter compared to

$62.4 million during the third quarter of fiscal 2020. The 15.9% increase in revenue was mainly due to our continuing recovery from the negative impacts of the COVID-19 pandemic. We experienced volume increases across all service lines in the segment when compared to the third quarter of 2020. Environmental Services profit before corporate selling, general, and administrative expenses was $17.3 million, or 23.9% of revenue, compared to $14.6 million, or 23.4% of revenue, in the year-ago quarter. The slight increase in operating margin was mainly driven by higher labor cost efficiency and lower solvent expense.

Recatto commented, "We are pleased that we were not only able to grow our segment revenue compared to 2020, but during the quarter we also exceeded segment revenue compared to the third quarter of 2019 by 4.9%. Cost inflation limited our operating profit during the quarter, but we expect that implementation of our price increase early in the fourth quarter will help mitigate the impact of continuing cost pressure during the fourth quarter of 2021."

Our Oil Business segment includes used oil collection and re-refining activities, as well as sales of recycled fuel oil. During the third quarter of fiscal 2021, Oil Business revenue was a record $50.8 million, an increase of $26.1 million, or 105.9%, compared to $24.7 million in the third quarter of fiscal 2020. An increase in base oil prices was the main driver of the increase in revenue along with an increase in base oil sales volume compared to the prior year quarter. Oil Business segment operating margin increased sharply to a record 42.8% in the third quarter of 2021 compared to 3.4% in the third quarter of fiscal 2020. The higher operating margin compared to the third quarter of 2020 was mainly due to an increase in the spread between the netback (sales price net of freight impact) on our base oil sales and the price paid/charged to our customers for the removal of their used oil.

Recatto commented, "During the third quarter we continued to benefit from favorable base oil pricing conditions and we executed well in regards to used oil collection route efficiency. In addition, we produced record base oil volume at our re-refinery during the third quarter which contributed to the record operating profit in our Oil Business segment."

Sustainability

As part of our Environmental, Social and Governance (ESG) initiative, we are excited to share the release of our first company Sustainability Report. Our report tells the story of our commitment to sustainable waste recovery operations to recycle, reduce, and reuse.

Our report focuses on “5 Ps”, which are Planet, People, Partnerships, Prosperity, and Peace. The 5 Ps were created from the United Nations list of 17 Sustainable Development Goals intended to bring together and grow a safer, stable, healthier, and more prosperous world. Using the 5 Ps will help us measure our progress and work to help balance and support our goals.

Our sustainability report shares our commitment to these practices while helping to create a safe, sustainable environment for our customers and the communities we work in. We strive for continuous improvement as we evolve our environmental footprint and help the business world run cleaner.

You can find our sustainability report on the Crystal Clean website at
https://www.crystal-clean.com/company-info/sustainability/.

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries. This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: developments in the COVID-19 pandemic and the resulting impact on our business and operations, general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility, including a drop in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost-effectively collect or purchase used oil or generate operating results; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; the impact of legal proceedings and class action litigation on us and our ability to estimate the cash payments we will make under litigation settlements; our ability to effectively manage our network of branch locations; the control of The Heritage Group over the Company; and the risks identified in the Company's Annual Report on Form 10-K filed with the SEC on March 2, 2021. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily to small and mid-sized manufacturers and other industrial businesses as well as customers in the vehicle maintenance sector. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, wastewater vacuum, waste antifreeze collection, recycling and product sales, and field services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include small-to-medium sized manufacturers, such as metal product fabricators and printers, and other industrial businesses as well as businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms. Through our used oil re-refining program during fiscal 2020, we recycled approximately 61 million gallons of used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Through our antifreeze program during fiscal 2020 we recycled approximately 3.7 million gallons of spent antifreeze which was used to produce a full line of virgin-quality antifreeze products. Through our parts cleaning program during fiscal 2020 we recycled 4 million gallons of used solvent into virgin-quality solvent to be used again by our customers. Through our containerized waste program during fiscal 2020 we collected 20 thousand tons of regulated waste which was sent for energy recovery. Through our wastewater vacuum services program during fiscal 2020 we treated approximately 52 million gallons of wastewater. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 90 branches serving approximately 92,000 customer locations.

Conference Call
The Company will host a conference call on Thursday October 21, 2021 at 9:30 AM Central Time, during which management will give a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://crystal-clean.com/investor-relations/, and can participate on the call by dialing (833) 772-0398. After dialing the number, you will be required to provide the following passcode before being joined to the conference call: 9825638.

The Company uses its website to make information available to investors and the public at www.crystal-clean.com.
CONTACT: Mark DeVita, Chief Financial Officer, at (847) 836-5670

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	September 11, 2021	January 2, 2021

ASSETS
Current assets:
Cash and cash equivalents	$75,273	$67,575
Accounts receivable - net	60,293	48,479
Inventory - net	27,854	24,978
Assets held for sale	1,125	2,446
Other current assets	9,032	8,005
Total current assets	173,577	151,483
Property, plant and equipment - net	157,972	153,016
Right of use assets	79,855	78,942
Equipment at customers - net	24,012	23,111
Software and intangible assets - net	20,491	19,576
Goodwill	48,185	35,541
Other assets	742	—
Total assets	$504,834	$461,669

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,253	$29,663
Current portion of lease liabilities	21,849	19,198
Contract liabilities - net	2,267	1,983
Accrued salaries, wages, and benefits	7,636	6,647
Taxes payable	17,173	10,592
Other current liabilities	9,027	4,918
Total current liabilities	90,205	73,001
Lease liabilities, net of current portion	59,874	60,294
Long-term debt, less current maturities	—	29,656
Other long term liabilities	2,085	—
Contingent consideration	2,819	—
Deferred income taxes	27,287	21,218
Total liabilities	$182,270	$184,169

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 23,450,869 and 23,340,700 shares issued and outstanding at September 11, 2021 and January 2, 2021, respectively	$234	$233
Additional paid-in capital	203,529	201,148
Retained earnings	118,944	76,119
Accumulated other comprehensive loss	(143)	—
Total stockholders' equity	$322,564	$277,500

Total liabilities and stockholders' equity	$504,834	$461,669

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	Third Quarter Ended,		First Three Quarters Ended,
	September 11, 2021	September 5, 2020	September 11, 2021	September 5, 2020

Revenues
Service revenues	$59,737	$53,257	$177,469	$169,262
Product revenues	57,713	28,522	151,529	88,106
Rental income	5,725	5,355	16,836	16,548
Total revenues	$123,175	$87,134	$345,834	$273,916

Operating expenses
Operating costs	$79,486	$67,125	$234,584	$222,669
Selling, general, and administrative expenses	13,294	9,410	38,522	32,066
Depreciation and amortization	5,767	5,635	15,168	16,358
Other (income) - net	(230)	(441)	(669)	(6,967)
Operating income	24,858	5,405	58,229	9,790
Interest expense – net	206	284	707	842
Income before income taxes	24,652	5,121	57,522	8,948
Provision for income taxes	6,144	1,163	14,697	2,357
Net income	$18,508	$3,958	$42,825	$6,591

Net income per share: basic	$0.79	$0.17	$1.83	$0.28
Net income per share: diluted	$0.79	$0.17	$1.82	$0.28

Number of weighted average shares outstanding: basic	23,431	23,294	23,403	23,277
Number of weighted average shares outstanding: diluted	23,570	23,479	23,548	23,456

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(Unaudited)

Third Quarter Ended,
September 11, 2021
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$56,887	$2,850	$—	$59,737
Product revenues	9,727	47,986	—	57,713
Rental income	5,725	—	—	5,725
Total revenues	$72,339	$50,836	$—	$123,175
Operating expenses
Operating costs	52,598	26,888	—	79,486
Operating depreciation and amortization	2,482	2,175	—	4,657
Profit before corporate selling, general, and administrative expenses	$17,259	$21,773	$—	$39,032
Selling, general, and administrative expenses			13,294	13,294
Depreciation and amortization from SG&A			1,110	1,110
Total selling, general, and administrative expenses			$14,404	$14,404
Other (income) - net			(230)	(230)
Operating income				24,858
Interest expense – net			206	206
Income before income taxes				$24,652

Third Quarter Ended,
September 5, 2020
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$47,532	$5,725	$—	$53,257
Product revenues	9,597	18,925	—	28,522
Rental income	5,310	45	—	5,355
Total revenues	$62,439	$24,695	$—	$87,134
Operating expenses
Operating costs	45,383	21,742	—	67,125
Operating depreciation and amortization	2,431	2,102	—	4,533
Profit before corporate selling, general, and administrative expenses	$14,625	$851	$—	$15,476
Selling, general, and administrative expenses			9,410	9,410
Depreciation and amortization from SG&A			1,102	1,102
Total selling, general, and administrative expenses			$10,512	$10,512
Other (income) - net			(441)	(441)
Operating income				5,405
Interest expense – net			284	284
Income before income taxes				$5,121

First Three Quarters Ended,
September 11, 2021
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$166,593	$10,876	$—	$177,469
Product revenues	31,100	120,429	—	151,529
Rental income	16,818	18	—	16,836
Total revenues	$214,511	$131,323	$—	$345,834
Operating expenses
Operating costs	155,596	78,988	—	234,584
Operating depreciation and amortization	6,490	5,233	—	11,723
Profit before corporate selling, general, and administrative expenses	$52,425	$47,102	$—	$99,527
Selling, general, and administrative expenses			38,522	38,522
Depreciation and amortization from SG&A			3,445	3,445
Total selling, general, and administrative expenses			$41,967	$41,967
Other (income) - net			(669)	(669)
Operating income				58,229
Interest expense – net			707	707
Income before income taxes				$57,522

First Three Quarters Ended,
September 5, 2020
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$154,589	$14,673	$—	$169,262
Product revenues	28,619	59,487	—	88,106
Rental income	16,483	65	—	16,548
Total revenues	$199,691	$74,225	$—	$273,916
Operating expenses
Operating costs	150,891	71,778	—	222,669
Operating depreciation and amortization	7,049	6,238	—	13,287
Profit (loss) before corporate selling, general, and administrative expenses	$41,751	$(3,791)	$—	$37,960
Selling, general, and administrative expenses			32,066	32,066
Depreciation and amortization from SG&A			3,071	3,071
Total selling, general, and administrative expenses			$35,137	$35,137
Other (income) - net			(6,967)	(6,967)
Operating income				9,790
Interest expense – net			842	842
Income before income taxes				$8,948

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and to Adjusted EBITDA
(Unaudited)

	Third Quarter Ended,		First Three Quarters Ended,

(thousands)	September 11, 2021	September 5, 2020	September 11, 2021	September 5, 2020
Net income	$18,508	$3,958	$42,825	$6,591

Interest expense – net	206	284	707	842

Provision for income taxes	6,144	1,163	14,697	2,357

Depreciation and amortization	5,767	5,635	15,168	16,358

EBITDA (a)	$30,625	$11,040	$73,397	$26,148

Non-cash compensation (b)	1,035	726	3,922	2,348

Retirement costs and severance (c)	—	422	—	791

Costs and asset write-offs associated with site closures (d)	—	22	—	160

Adjusted EBITDA (e)	$31,660	$12,210	$77,319	$29,447

(a)	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders, and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b)	Non-cash compensation expenses which are recorded in SG&A.

(c)	Costs associated with employee separations.

(d)	Cost associated with write-offs related to site closures.

(e)	We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.